Exhibit 10-n-2

Schedule of Executives of the Company who are a party to the Change of Control Agreement:

Three-Year Agreement

1.	Barry M. Abzug

2.	Patrick E. Allen

3.	John-Paul E. Besong

4.	Bruce M. King

5.	Nan Mattai

6.	Robert K. Ortberg

7.	Kent L. Statler

8.	Robert A. Sturgell

Two-Year Agreement

1.	Tatum J. Buse

2.	Philip J. Jasper

3.	Colin R. Mahoney

4.	Martha L. May

5.	Robert J. Perna

6.	Jeffrey A. Standerski

7.	Douglas E. Stenske